Exhibit 99.1

Active Power Announces Fourth Quarter and 2008 Results

Record revenues and gross profit, significantly reduced losses.

AUSTIN, Texas (Jan. 30, 2009) – Active Power, Inc. (NASDAQ: ACPW) announced results for its fourth quarter and fiscal year ended Dec. 31, 2008. Revenue for the fourth quarter was a record $16.2 million, a 30 percent increase from the third quarter and an increase of 59 percent from the fourth quarter in 2007. For the year ended Dec. 31, 2008, revenue was $43.0 million compared to $33.6 million in 2007, an increase of 28 percent for the year.

For the fourth quarter, net loss was $431,000, or 1 cent per share. This compares to a net loss of $4.1 million, or 7 cents per share, in the prior quarter and a net loss of $5.9 million, or 10 cents per share, for the same period in the prior year. For the year ended Dec. 31, 2008, the net loss was $13.4 million, or 22 cents per share. This compares to a net loss of $20.5 million, or 38 cents per share, in 2007.

EBITDA was a loss of $62,000 for the fourth quarter, or 0 cents per share, compared to an EBITDA loss of $3.7 million or 6 cents per share in the prior quarter and an EBITDA loss of $ 5.6 million, or 9 cents per share, in the fourth quarter of 2007. For the year ended Dec. 31, 2008, the EBITDA loss was $12 million, or 20 cents per share, compared to an EBITDA loss of $ 19.3 million, or 36 cents per share, in 2007, a 38 percent decrease.

Active Power recorded positive Adjusted EBITDA in the fourth quarter. Adjusted EBITDA was $374,000 for the fourth quarter, or 1 cent per share, compared to an Adjusted EBITDA loss of $ 1.7 million, or 3 cents per share, in the prior quarter and an Adjusted EBITDA loss of $3.0 million or 5 cents per share in the fourth quarter of 2007. For the year ended Dec. 31, 2008, the Adjusted EBITDA loss was $8.7 million, or 15 cents per share, compared to an Adjusted EBITDA loss of $ 15.1 million, or 28 cents per share, in 2007, a 42 percent decrease. A reconciliation of EBITDA and Adjusted EBITDA to net income (loss), which is their most directly comparable GAAP measures, is provided below in a table immediately following the Condensed Statement of Operations. A reconciliation of EBITDA per share and Adjusted EBITDA per share to earnings per share, which is their most directly comparable GAAP measures, is provided below in a table immediately following the Condensed Statement of Operations.

In the fourth quarter, Active Power reported a record gross profit margin of 32 percent. This compares to a 9 percent gross profit margin in the prior quarter and a negative gross profit margin of 2 percent in fourth quarter 2007. For the full year, Active Power reported a gross profit margin of 19 percent compared to 10 percent in 2007.

Cash and investments declined $0.6 million during the quarter compared to a decrease of $2.4 million in the previous quarter and a decrease of $0.3 million in fourth quarter 2007. Cash and investments at Dec. 31, 2008, were $11.2 million.

“We are pleased to have accomplished these significant financial and operational milestones,” said Jim Clishem, president and CEO, of Active Power. “We have been working diligently to achieve quarterly operating profitability and have achieved positive adjusted EBITDA for the first time in our history. We reached this goal through a focused strategy designed to grow the top line while reducing expenses. Active Power’s space and power efficient systems deliver savings in a way unmatched by our competition. Our focus will remain on preserving cash, improving our own operational efficiencies and operating profitability. Despite a challenging economic outlook ahead, we believe that we will continue to grow market share as clients focus now more than ever on improving efficiency and reducing operating expenses.”

Business Highlights

•	Reduced quarterly net loss by 93 percent to $431,000 from the $5.9 million loss in the fourth quarter of 2007. Achieved first ever positive Adjusted EBITDA of $374,000 for fourth quarter

•	Highest quarterly revenue of $16.2 million achieved in the fourth quarter and highest annual revenue achieved of $43.0 million, an annual growth of 28 percent

•	Highest quarterly gross profit margin of 32 percent achieved in the fourth quarter

•	Annual service revenues up 51 percent compared to 2007, which continue to reflect valuable annuity revenues and benefit of having a direct sales model in place

•	Revenue for the second half of 2008 was $28.7 million, a 100% increase over revenue of $14.3 million in the first six months of 2008

•	Shipped 2,000th flywheel, representing more than 500 megawatts of power delivered to customers, further validating market acceptance for Active Power solutions

•	Received and shipped single largest order to date of 12 megawatts to leading Internet search engine provider

•	Announced strategic relationship with Sun Microsystems to broaden global distribution channels and capitalize on the modular data center opportunity.

Outlook

Active Power expects first quarter 2009 revenues to be between $11 and $14 million. This would represent an increase between 46 and 86 percent compared to first quarter 2008. First quarter earnings per share are expected to be a loss of approximately 2 to 4 cents. Active Power expects its cash and investments balance as of the end of the first quarter to remain at the same level as year end.

Conference Call Details

Active Power will host a conference call today, Friday, Jan. 30, 2009, at 11:00 a.m. (ET), to further review fourth quarter and fiscal 2008 results. Interested parties can listen via Web cast at http://www.videonewswire.com/event.asp?id=55242. A replay of the Web cast will be available until Feb. 13, 2009. Investors may access the live broadcast and replay via Active Power’s Web site at www.activepower.com.

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About Active Power

Active Power (NASDAQ: ACPW) provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in data centers, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements

This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo, PowerHouse and PowerCentre are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Non-GAAP Financial Measures

In addition to disclosing financial information prepared on a GAAP basis, this release and the accompanying tables include non-GAAP measures of EBITDA, Adjusted EBITDA, EBITDA per share and

Adjusted EBITDA per share. EBITDA represents our GAAP based net income (loss) adjusted to exclude the impact of interest, taxes and depreciation expense. Adjusted EBITDA represents our GAAP based net income (loss) adjusted to exclude the impact of interest, taxes and depreciation expense, as well as stock-based compensation expense and any other one-time non-cash charges, such as the inventory impairment charge we recorded in the third quarter of 2008. We believe these adjustments provide meaningful supplemental information regarding our performance to our investors and enhance the overall understanding of our past financial performance. These non-GAAP measures are an indication of our baseline performance that are considered by management for purposes of making operational decisions. In addition these non-GAAP measures are the primary indicators management uses as a basis for our planning and forecasting for future periods. The presentation of this additional information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. A reconciliation of our non-GAAP financial measures to the GAAP basis results is provided below in a table immediately following the Condensed Consolidated Statement of Operations.

Active Power Investor Contact:	Active Power Media Contact:
Deborah Laudermilk	Lee Higgins
Investor Relations	Public Relations Manager
512-744-9411	512-744-9488
dlaudermilk@activepower.com	lhiggins@activepower.com

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	December 31
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$10,468	$15,504
Short-term investments in marketable securities	703	6,581
Accounts receivable, net	9,450	5,177
Inventories	6,689	9,198
Prepaid expenses and other	470	540

Total current assets	27,780	37,000
Property and equipment, net	4,492	5,530
Long-term investments	—	407
Deposits and other	399	389

Total assets	$32,671	$43,326

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,412	$2,342
Accrued expenses	5,713	5,793
Deferred revenue	1,698	1,918
Revolving line of credit	2,000	—

Total current liabilities	11,823	10,053

Long-term liabilities	25	25
Stockholders’ equity:
Common stock	60	60
Treasury stock	(59)	(5)
Additional paid-in capital	260,344	258,630
Accumulated deficit	(238,841)	(225,401)
Other accumulated comprehensive income (loss)	(681)	(36)

Total stockholders’ equity	20,823	33,248

Total liabilities and stockholders’ equity	$32,671	$43,326

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

(unaudited)

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2008	2007	2008	2007
Product revenue	$13,739	$8,832	$35,772	$28,835
Service and other revenue	2,472	1,380	7,213	4,766

Total revenue	16,211	10,212	42,985	33,601

Cost of product revenue	9,443	9,348	29,380	26,402
Cost of service and other revenue	1,628	1,107	5,617	3,973

Total cost of revenue	11,071	10,455	34,997	30,375

Gross profit (loss)	5,140	(243)	7,988	3,226

Operating expenses:
Research and development	1,213	1,428	5,116	5,749
Selling and marketing	3,039	3,070	11,839	10,970
General & administrative	1,434	1,408	5,119	7,860

Total operating expenses	5,686	5,906	22,074	24,579

Operating loss	(546)	(6,149)	(14,086)	(21,353)

Interest income	125	206	447	773

Other income (expense)	(10)	33	197	88

Net loss	$(431)	$(5,910)	$(13,442)	$(20,492)

Net loss per share, basic & diluted	$(0.01)	$(0.10)	$(0.22)	$(0.38)
Shares used in computing net loss per share, basic & diluted	60,124	60,109	60,124	53,905

Comprehensive loss:
Net loss	$(431)	$(5,910)	$(13,442)	$(20,492)
Translation loss on subsidiaries in foreign currencies	(461)	(167)	(640)	(193)
Unrealized gain (loss) on investments in marketable securities	1	8	(5)	34

Comprehensive loss	$(891)	$(6,206)	$(14,087)	$(20,651)

Active Power, Inc

GAAP to Non-GAAP Reconciliation

	Three months ended Dec. 31		Three months ended Sept. 30	Year Ended Dec. 31
	2008	2007	2008	2008	2007
Net profit (loss)	$(431)	$(5,910)	$(4,115)	$(13,442)	$(20,492)
Plus:
Interest expense (income)	(125)	(206)	(68)	(447)	(773)
Depreciation expense	494	487	474	1,896	1,986

EBITDA (loss)	$(62)	$(5,629)	$(3,709)	$(11,993)	$(19,279)

Inventory impairment charge	—	2,115	1,554	1,554	2,115
Stock-based compensation (a)	436	537	449	1,701	2,098
Adjusted EBITDA (loss)	$374	$(2,977)	$(1,706)	$(8,738)	$(15,066)

EBITDA (loss) per share	$0.00	$(0.09)	$(0.06)	$(0.20)	$(0.36)
Adjusted EBITDA (loss) per share	$0.01	$(0.05)	$(0.03)	$(0.15)	$(0.28)
Number of shares used in computing non-GAAP EBITDA (loss) per share	60,124	60,109	60,124	60,124	53,905

(a)	Stock-based compensation expense:

	Three months ended Dec. 31		Three months ended Sept. 30	Year Ended Dec. 31
	2008	2007	2008	2008	2007
Cost of revenue	$81	$100	$73	$311	$383
Research and development	87	147	99	384	581
Sales and marketing	97	114	103	343	446
General and administrative	171	176	174	663	688

total	$436	$537	$449	$1,701	$2,098

Excluded amount represents stock-based compensation expense. Stock-based compensation is a non-cash expense accounted for in accordance with the intrinsic value method under Accounting Principles Board No. 25 through December 31, 2005, and with the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R) effective January 1, 2006. While a large component of our expense, we believe investors want to exclude the effects of stock-based compensation expense in order to compare our financial performance with that of other companies and between time periods.